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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, JULY 20, 1999

NATIONAL CAPITAL MANAGEMENT CORPORATION


                     NATIONAL CAPITAL MANAGEMENT CORPORATION
              ANNOUNCES THE SALE OF SUBSIDIARY AND A CASH DIVIDEND

         NEW YORK, NEW YORK, JULY 20, 1999 - National Capital Management Corporation (Nasdaq: NCMC) announced today the sale of its wholly-owned subsidiary, National Capital Benefits Corporation ("NCBC"), to Resource Holdings Associates, a Delaware limited partnership. NCBC had been engaged in the business of purchasing life insurance policies which insure the lives of individuals with life threatening illnesses. In 1996, certain medical developments with respect to persons diagnosed with AIDs had a significant effect on the viatical settlement industry in general and NCBC in particular. In December 1996, the Company made a determination to discontinue the business of NCBC and since such date has engaged in a wind-down of the business.

         The Company and Resource Holdings Associates have entered into a Stock Purchase Agreement whereby the Company agreed to sell all of the outstanding capital stock of NCBC to Resource Holdings Associates. Although the Company received nominal cash consideration through this transaction, the Company has been relieved of its obligations to Banc One N.A. and Bank One Capital Partners V, Ltd. in the aggregate amount of approximately $4 million. As part of this transaction, the acquired company will remain subject to these obligations with the lenders. In connection with this transaction, the Company has also been relieved from certain support and guarantee agreements entered into by the Company with these lenders relating to and for the benefit of NCBC. Resource Holdings Associates is owned in part by John C. Shaw, Chief Executive Officer of the Company.

         In May 1999, the Company sold its remaining partnership interests and management fees in two real estate apartment projects in Dallas, Texas to NCM Management, Ltd. for $335,000. Herbert Jaffe, a director of the Company, is the President and a minority shareholder of NCM Management, Ltd.

         National Capital Management Corporation also announced today its board of directors has declared a cash dividend in the range of $.40 to $.65 per share to shareholders of record at the close of business on Tuesday, July 20, 1999. The Board intends to refine this cash dividend shortly and anticipates the payment to shareholders of record to be on or about August 12, 1999.

         Headquartered in New York, New York, National Capital Management Corporation is a holding company that previously operated through its primary subsidiary, National Capital Benefits Corp., which purchased life insurance policies for cash, on a discounted basis, from individuals having

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life threatening illnesses. In December 1996, the Company made a determination to discontinue this operation.